SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 18, 2008
United Bankshares, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 United Center
500 Virginia Street, East
Charleston, West Virginia 25301
(Address of Principal Executive Offices)
(304) 424-8800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments
     On September 15, 2008 Lehman Brothers Holdings, Inc. (Lehman Brothers) filed for Chapter 11 bankruptcy. United Bankshares, Inc. (United) has a limited exposure in Lehman Brothers and does not have any equity interests in the Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), or American International Group (AIG). United holds a $10 million Lehman Brothers Senior Corporate Bond, which represents 0.125% of United’s June 30, 2008 $8 billion asset balance. Since the Lehman Brothers bankruptcy was announced Lehman senior bonds have traded between $0.125 and $0.35 cents on the dollar, with the most recent trades in the lower portion of the range. Based on current market information, United expects to record a noncash other-than-temporary impairment related to this debt security in the 3rd quarter 2008. United will continue to assess and update its measurement of impairment loss in this bond during the 3rd quarter of 2008.
     United also expects to record a positive tax adjustment of approximately $1.4 million or $0.03 diluted earnings per share. This positive adjustment is due to the expiration of the statute of limitations for examinations of certain years.
     United reported $0.58 diluted earnings per share in the 2nd quarter 2008. Net of the expected impairment and tax adjustment United expects to realize diluted earnings per share for the third quarter 2008 meeting the street estimate.
     United has determined the resulting effect will not impact United’s or its subsidiary banks’ ability to maintain capital ratios above the “well capitalized” regulatory requirements. During the third quarter of 2008, United’s Board of Directors declared a cash dividend of $0.29 per share which represented a 4% increase over the $0.28 paid in the third quarter of 2007. The 2008 annualized third quarter dividend of $0.29 per share equals $1.16, which would represent the 35th consecutive year of dividend increases for United shareholders.
This release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.
Date: September 18, 2008	By:	/s/ Steven E. Wilson
Steven E. Wilson, Executive Vice
President, Treasurer, Secretary and Chief Financial Officer